Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-51538) on Form S-8 of our report dated June 25, 2020, appearing in this Annual Report on Form 11-K of The Bank of Greene County Employees’ Savings & Profit Sharing Plan and Trust for the year ended December 31, 2019.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
Syracuse, New York
June 25, 2020